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                   [LETTERHEAD OF PRICEWATERHOUSE COOPERS LLP]




February 18, 2000



Mr. Tom Staples
Vice President and Controller
Winthrop California Investors
5 Cambridge Center, 9th Floor

Cambridge, MA  02142


Dear Mr. Staples:

Under the terms of our letter of arrangement dated March 25, 1998, we were engaged by Winthrop California Investors (WCI) to audit the financial statements of WCI, Crow Winthrop Operating Partnership (CWOP) a 99% owned subsidiary of WCI, and Crow Winthrop Development LP (CWDLP) a 25% investee of WCI, as of and for the years ended December 31, 1997 and 1998.

We were unable to complete our audit of CWDLP due to certain scope limitations, including lack of a management representation letter and lack of attorney inquiry letters. As we have previously discussed, because WCI's investment in CWDLP is material to WCI's financial statements (over 80% of its assets), an audit of CWDLP is necessary in order to complete an audit of WCI.

We understand your partner in CWDLP engaged another accounting firm to audit the financial statements of CWDLP as of and for the years ended December 31, 1997 and 1998. We have obtained copies of such financial statements, however, we have requested, but have been unable to obtain, a letter of reliance from such firm that would allow us to rely upon their work for purposes of opining on the financial statements of WCI as a whole (see copy of request attached).

Based upon the above, as we are unable to audit a material portion of the financial position and/or results of operations for WCI, we are unable to express an opinion on such financial statements. We further note that financial statements filed with a disclaimer of opinion are deemed to be insufficient filings with the SEC and accordingly, we have not issued a disclaimer opinion.

Please let me know if you have any questions.

Very truly yours,

/s/ J. Steven Roush

J. Steven Roush

Attachment

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                  [LETTERHEAD OF PRICEWATERHOUSE COOPERS LLP]




January 20, 2000



Mr. Larry Smetana
Deloitte & Touche
695 Towne Center Drive
Costa Mesa, CA 92626

In connection with your audit of the financial statements of Crow Winthrop Development Limited Partnership as of December 31, 1998 and 1997 and for the periods then ended, please confirm to us that you:

o Are independent under the requirements of the American Institute of Certified Public Accountants (AICPA) and the requirements of the U.S. Securities and Exchange Commission.

o Are aware that the audited financial statements of Crow Winthrop Development Limited Partnership will be included in the financial statements of Winthrop California Investors Limited Partnership, on which we will report, and that your report thereon will be relied upon and referred to by us.

o Are familiar with accounting principles generally accepted in the United States and the generally accepted auditing standards promulgated by the American Institute of Certified Public Accountants and will conduct your audit and report in accordance therewith or disclose variations therefrom.

o Have knowledge of the relevant financial reporting requirements for statements and schedules to be filed with the U.S. Securities and Exchange Commission.

o Will review matters affecting elimination of intercompany transactions and accounts and the uniformity of accounting practices among the components of Winthrop California Investors Limited Partnership and will provide us with any relevant information relating thereto.

o Will inform us if there are any limitations on the scope of your audit that limits your ability to provide us with any information that we requested.

This request for information represents a standard practice adopted by PricewaterhouseCoopers LLP in carrying out our responsibility as principal auditor and should not be viewed as a reflection on the professional competence of your firm.

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Please confirm your agreement with the foregoing by signing and dating a copy of this letter and returning it to us.

Very truly yours,



PricewaterhouseCoopers LLP

The foregoing is confirmed:



By:
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                   Deloitte & Touche LLP                        (Date)